Exhibit 99.1

   Ultralife Batteries Receives $1.9 Million BA-5390 Battery Order


    NEWARK, N.Y.--(BUSINESS WIRE)--Aug. 25, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received an order valued at approximately $1.9 million for its new BA-5390 battery with state-of-charge indicator from the U.S. Defense Department. Deliveries are expected to be completed this quarter. This is the third order against the company's Next Gen II, Phase IV five-year battery contract.
    In December 2004, Ultralife announced that its U.S. and U.K. manufacturing operations were awarded the 60 percent and the 40 percent shares, respectively, of the Next Gen II, Phase IV five-year battery production contracts by the U.S. Defense Department. The combined contracts could reach a maximum value of $286 million, a majority of which is related to the BA-5390 battery.
    Next Gen II is the U.S. Military's five-year battery procurement strategy. The Phase IV production contracts were awarded to Ultralife's U.S. and U.K. operations to provide five types of non-rechargeable lithium/manganese dioxide batteries. The five battery types - BA-5390, BA-5312, BA-5398, BA-5388 and BA-5357 - comprise the
Rectangular Lithium/Manganese Dioxide Battery Group.
    The BA-5390, an advanced non-rechargeable lithium/manganese dioxide battery with 50 percent more energy and built-in state-of-charge indicator, is a superior alternative to the lithium/sulfur dioxide BA-5590 battery. The state-of-charge indicator, which uses Light Emitting Diodes that are activated by a push-button, displays the battery's state of charge in five distinct ranges of remaining capacity, providing the user with valuable remaining-life information. Ultralife's BA-5390 is widely used to power more than 50 military applications, such as the AN/PRC-119 SINCGARS (Single Channel Ground and Airborne Radio System) and the Javelin Medium Anti-Tank Missile Command Launch Unit. More energy in each battery - in some applications providing twice the life of the lithium/sulfur dioxide-based BA-5590 battery - combined with the new state-of-charge indicator, offers longer mission time with fewer batteries for soldiers to carry, and fewer batteries to ship and dispose of, all of which reduce cost for the military.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: addressing the process of U.S. military procurement, worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Note to editors: Photos of the BA-5390 and other Ultralife military batteries is available at:
http://www.ultralifebatteries.com/milphoto

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


    CONTACT: Ultralife Batteries, Inc.
             Robert Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com